UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2016

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 20, 2016, BBX Capital Corporation (“BBX Capital”), BFC Financial Corporation (“BFC”) and BBX Merger Subsidiary LLC, a wholly owned subsidiary of BFC (“Merger Sub”), entered into a letter agreement relating to the previously disclosed Agreement and Plan of Merger, dated as of July 27, 2016, between BBX Capital, BFC and Merger Sub (the “Merger Agreement”). The letter agreement (the “Amendment”), a copy of which is attached hereto as Exhibit 2.1, amends the Merger Agreement to add as a condition to closing the merger that, unless waived by the companies, (i) any litigation or threatened litigation against the companies or their affiliates relating to the merger shall be resolved to the satisfaction of BFC and BBX Capital or (ii) the holders of at least 2,250,000 shares of BBX Capital’s Class A Common Stock shall execute and deliver to BBX Capital a waiver and release in form and substance acceptable to BFC and BBX Capital irrevocably (a) waiving their right to participate in, or receive any proceeds from, any shareholder class action lawsuit relating to the merger and (b) releasing and discharging BFC, BBX Capital, Merger Sub, the Surviving Company (as defined in the Merger Agreement) and each of their respective officers, directors, employees, members, managers and other affiliates from any and all claims, demands, controversies, causes of action, obligations, liabilities, costs, expenses, fees and damages arising out of the Merger Agreement other than in connection with the exercise of appraisal rights in respect of the merger or any failure to pay or issue to the shareholder the stock and/or cash consideration to which the shareholder is entitled pursuant to the terms of the Merger Agreement. The Amendment was approved by the special committee of BBX Capital’s board of directors and the respective boards of directors of BBX Capital and BFC based on their consideration of, among other things, the costs and uncertainty involved in litigation and the potential negative impact that an adverse judgment in any class action lawsuit challenging the merger could have on the combined company. As previously disclosed, consummation of the merger is also subject to other closing conditions set forth in the Merger Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Letter agreement, dated October 20, 2016, amending the Agreement and Plan of Merger, dated as of July 27, 2016, by and among BFC Financial Corporation, BBX Merger Subsidiary LLC and BBX Capital Corporation

Additional Information and Where to Find it

The Merger Agreement will be submitted to BBX Capital’s shareholders for their approval. BFC has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (which has not yet been declared effective) that includes a preliminary prospectus of BFC and a preliminary proxy statement of BBX Capital. BFC and BBX Capital will also file other documents with the SEC regarding the merger, including a definitive prospectus of BFC and a definitive proxy statement of BBX Capital. Investors and shareholders are advised to read the definitive proxy statement/prospectus and any other relevant documents that will be filed with the SEC when they become available because they will contain important information. The definitive proxy statement/prospectus will be sent to the shareholders of BBX Capital after the Registration Statement is declared effective. Investors and shareholders will be able to obtain a copy of the definitive proxy statement/prospectus and other documents filed with the SEC containing information about the merger, BFC and BBX Capital free-of-charge from the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by BFC are available free-of-charge on BFC’s website at www.bfcfinancial.com, under the “Investor Relations” tab, or by written request to BFC Financial Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Investor Relations, or by phone at 954-940-4900. Copies of documents filed with the SEC by BBX Capital are available free-of-charge on BBX Capital’s website at www.bbxcapital.com, under the “Investor Relations” tab, or by written request to BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Investor Relations, or by phone at 954-940-4000.

Participants in the Solicitation

BFC, BBX and certain of their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from BBX’s shareholders in connection with the merger. Information about the directors and executive officers of BFC is set forth in BFC’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 28, 2016. Information about the directors and executive officers of BBX Capital is set forth in BBX Capital’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2016. These documents can be obtained free-of-charge from the sources indicated above. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in the definitive proxy statement/prospectus relating to the merger when it becomes available.

No Offer or Solicitation

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction where such an offer or solicitation is unlawful. Any such offer will be made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBX CAPITAL CORPORATION

Date: October 20, 2016	By:	/s/ Raymond S. Lopez
Raymond S. Lopez, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Letter agreement, dated October 20, 2016, amending the Agreement and Plan of Merger, dated as of July 27, 2016, by and among BFC Financial Corporation, BBX Merger Subsidiary LLC and BBX Capital Corporation